Amended and Restated Appendix A
to
AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT
BETWEEN
 INVESTMENT MANAGERS SERIES TRUST
AND
WCM INVESTMENT MANAGEMENT

Fund	Advisor Fee	Effective Date
WCM Focused International Growth Fund	0.85%	5/31/2011
WCM Focused Emerging Markets Fund	1.00%	6/28/2013
WCM Focused Global Growth Fund	0.85%	6/28/2013
WCM International Small Cap Growth Fund	1.00%	__/__/____

Agreed and accepted this ______day of _______________, 2015

INVESTMENT MANAGERS SERIES TRUST	WCM INVESTMENT MANAGEMENT

By:	By:
Print Name:	Print Name:
Title:	Title: